UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

BlastGard International, Inc.
(Exact name of registrant as specified in its charter)

Colorado	333-47294	84-1506325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2451 McMullen Booth Road, Suite 212, Clearwater, Florida	33759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 592-9400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On December 18, 2015, the Company expanded the Board to eight members and elected David Frum and Andrew Griffith to the Board. David Frum is a senior editor at the Atlantic and chairman of the board of trustees of the United Kingdom think tank, Policy Exchange. In 2001-2002, he served as speechwriter and special assistant to President George W. Bush; in 2007-2008, as senior adviser to the Rudy Giuliani presidential campaigns. David Frum is the author of eight books, including the #1 New York Times bestsellers, THE RIGHT MAN, a memoir of his time in the Bush administration. David Frum also works as President of a family corporation, Frum Global Assets, which invests in real estate development projects across Canada.

Andrew Griffith is Executive Chairman of EMAOIFROB LTD, an investment and project management company that has private equity and institutional clients.  This company sources investments for clients and also resolves asset based issues for large institutional clients. Since 2012, he is also the Chairperson of Dundalk Institute of Technology and since 2014, served as Chair of the Institute of Technology Chair's Group.  From 2001 through 2006, Mr. Griffith served as a Director at Bennett Construction Group.  From 2007 through 2014, he served as a Director at Parma Group, which is the investment arm of the Goodman Family Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 28, 2015 BLASTGARD INTERNATIONAL, INC.

By: /s/ Michael J. Gordon

Michael J. Gordon, Chief Executive Officer